Exhibit 99.1

Release Date: January 22, 2004

Scientific-Atlanta Announces Second Quarter Results

Atlanta, GA – January 22, 2004. Scientific-Atlanta, Inc. (NYSE:SFA) today reported that second quarter earnings of $51.1 million, or $0.33 per share, increased by $36.0 million from last year’s second quarter earnings of $15.1 million, or $0.10 per share. Sales of $416.6 million in the second quarter increased by 18 percent from the same period last year.

Note that the preceding year’s results include the effects of a settlement with German cable operator ish GmbH & Co. KG (ish). In conjunction with that settlement, the company recorded $4.4 million of sales and $10.9 million of termination expenses and write-offs which resulted in a net pre-tax charge of $6.5 million. The company also removed $19.0 million in orders from its backlog related to ish.

In the second quarter of fiscal year 2004, Scientific-Atlanta recorded other income of $6.8 million from the sale of shares of Kabelnetz NRW Limited, which had been received as a part of the settlement with ish. Also in the second quarter of fiscal year 2004, the company recorded a charge of $6.1 million from a settlement with ViaSat, Inc. related to the sale of the satellite networks business in April, 2000.

Good Second Quarter Results

Second quarter bookings were $460.5 million, an increase of $127.4 million, or 38 percent, from the second quarter of last year, and an increase of $99.0 million, or 27 percent, from last quarter.

Subscriber product bookings were $346.8 million, an increase of 40 percent from the comparable period of last year and a 41 percent sequential improvement.

Because there is considerable cross-over between satellite products and certain transmission products as a result of the BarcoNet acquisition, and because bookings and sales of satellite products have been consistently less than five percent of company totals, Scientific-Atlanta will categorize satellite products as transmission products going forward. Second quarter transmission product bookings, including satellite products, were $113.6 million, an increase of 34 percent from last year but a slight decline from last quarter.

Backlog at the end of the quarter was $404.6 million, an increase of six percent from last year and 12 percent sequentially. The backlog contains orders for approximately one million Explorer® digital set-tops, including more than 350 thousand Explorer 8000 set-tops, which have digital video recording (DVR) functionality.

Sales of $416.6 million increased by $64.6 million, or 18 percent from the same period a year ago, and increased by $20.9 million, or five percent from the preceding quarter. As previously noted, the company recognized $4.4 million of sales from a termination agreement in connection with the ish settlement in the year-ago quarter.

Sales of subscriber products increased 29 percent from last year’s second quarter to $296.2 million and increased seven percent sequentially. In the second quarter of fiscal year 2004, the company sold 958 thousand Explorer digital set-tops and 226 thousand WebSTAR™ cable modems.

Sales of transmission products, including satellite products, of $120.3 million were down slightly from last year and flat sequentially. Compared to last quarter, sales of traditional transmission products were up slightly, and sales of satellite products declined.

Gross margin in the second quarter was 37.8 percent of sales, an increase of 620 basis points from last year, and a 60 basis point increase from last quarter’s gross margin. The sequential increase was due to favorable margins for transmission products and an increase in sales of subscriber digital headend products, which together more than offset the mix shift toward newer Explorer 8000 products. The favorable margins for transmission products resulted from continued consolidation of the BarcoNet and former Arris product lines into Scientific-Atlanta’s Juarez, Mexico factory and a favorable mix of transmission products. The increase from last year was due to continued product design changes and improvements in the effectiveness of procurement and the efficiency of manufacturing. Note that the ish settlement reduced gross margin by 230 basis points in last year’s second quarter.

Other income in the second quarter of fiscal year 2004 of $2.2 million included a $6.8 million gain from the sale of shares of Kabelnetz NRW Limited, gains of $0.5 million from the sale of certain other investments, and a charge of $6.1 million related to the ViaSat settlement. The company reached an agreement with ViaSat relating to the indemnification for costs claimed by ViaSat to have been incurred for customer and contract obligations and assets acquired in connection with its acquisition of Scientific-Atlanta’s satellite networks business in April, 2000. Under the terms of the settlement agreement, Scientific-Atlanta paid ViaSat $9.0 million in cash, and the parties agreed to jointly dismiss the litigation.

Other expense of $6.6 million in the second quarter of last year consisted primarily of $6.5 million associated with the mark-to-market adjustment of certain equity investments.

Earnings in the second quarter were $51.1 million, or $0.33 per share. Compared with the same period of last year, earnings increased $36.0 million, or 238 percent. On a sequential basis, earnings increased by $8.5 million, or 20 percent. Note that, in last year’s second quarter, earnings included after-tax charges of $10.2 million, or $0.06 per share, related to termination charges and write-offs resulting from the ish settlement, the mark-to-market adjustment of various equity investments, and restructuring expenses.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.097 billion at the end of the quarter, an increase of $148.0 million from the end of fiscal year 2003.

On a sequential basis, accounts receivable increased by $48.3 million, related to increased sales and the timing of shipments during the quarter. DSO increased by 3 days sequentially to 45 days. Inventory turns improved to 8.2 turns.

In the second quarter, cash provided by operating activities was $77.9 million.

Other Highlights

In the second quarter, Scientific-Atlanta shipped 260 thousand Explorer 8000 set-tops, a sequential increase of 47 percent. In the quarter, the company began shipments of its second generation DVR product, the Explorer 8000HD set-top. Included in the 260 thousand DVR units the company shipped in the quarter were ten thousand Explorer 8000HD set-tops.

Demand for high-definition products accelerated in the second quarter. Including the ten thousand Explorer 8000HD set-tops mentioned above, Scientific-Atlanta shipped 101 thousand high-definition set-tops, a sequential increase of 69 percent.

In the second quarter, Scientific-Atlanta received its first significant order for digital set-tops in Japan. The company has been a major supplier of analog set-tops to the Japanese market for a number of years. A version of the Explorer interactive digital set-top, which includes a user interface designed specifically for the Japanese market, will enable high-definition digital video services in the fourth fiscal quarter.

In the quarter, Scientific-Atlanta completed the second field trial of its BroadLan™ system, successfully carrying T-1 traffic. Taking advantage of the existing coax infrastructure, the BroadLan system enables cable operators to provide commercial customers with highly reliable TDM (Time Division Multiplex) and IP (Internet Protocol) services. BroadLan is scheduled for commercial availability in the fourth fiscal quarter.

In the second quarter, Cox Communications completed successful evaluation and trials of Scientific-Atlanta’s Prisma IP™ multi-service digital transport system as a solution to supply ring-based fiber Metro Access applications to its commercial business customers. A Prisma IP network can be utilized by Cox to more efficiently and seamlessly deliver video, data, and voice services on a single network. Cox Communications has deployed Prisma IP platforms in seven markets.

Summarizing the second quarter results, Jim McDonald, Scientific-Atlanta Chairman, President and CEO, concluded, “We have remained focused on a strategy to address some of the most significant competitive and technical challenges that our customers face in delivering video, data and voice services, and we are focused on extending the capabilities and capacity of their infrastructure. The strong performance of both our subscriber products and transmission products this quarter provides evidence that our strategy is working.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA—http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations	770-236-4608 770-236-4775 fax
tom.robey@sciatl.com
Scientific-Atlanta, the Scientific-Atlanta logo, Explorer and Prisma are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, BroadLan, and Prisma IP are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	January 2, 2004	December 27, 2002	January 2, 2004	December 27, 2002
SALES	$416.6	$352.0	$812.2	$663.6

COST AND EXPENSES
Cost of sales	259.2	240.6	507.6	439.5
Sales and administrative	48.0	48.0	96.0	95.0
Research and development	36.0	36.8	71.3	76.6
Restructuring	0.6	2.6	1.3	11.2
Interest expense	0.2	0.2	0.4	1.1
Interest income	(4.1)	(5.8)	(8.0)	(11.6)
Other (income) expense, net	(2.2)	6.6	(1.3)	12.1

Total costs and expenses	337.7	329.0	667.3	623.9

EARNINGS BEFORE INCOME TAXES	78.9	23.0	144.9	39.7
PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	23.2	15.9	41.6	27.2
Deferred	4.6	(8.0)	9.5	(13.7)

NET EARNINGS	$51.1	$15.1	$93.8	$26.2

EARNINGS PER COMMON SHARE
Basic	$0.34	$0.10	$0.62	$0.17

Diluted	$0.33	$0.10	$0.61	$0.17

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	151.9	154.4	151.4	154.8

Diluted	154.5	154.8	154.2	155.2

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.02	$0.02

BOOKINGS	$460.5	$333.1	$822.0	$625.6

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	January 2, 2004	June 27, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$450.5	$359.8
Short-term investments	646.1	588.8
Receivables, less allowance for doubtful accounts of $3.4 at January 2 and $3.3 at June 27	230.8	184.6
Inventories	127.6	127.0
Deferred income taxes	32.9	41.9
Other current assets	22.7	21.5

TOTAL CURRENT ASSETS	1,510.6	1,323.6

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	22.2	22.1
Buildings and improvements	84.0	83.6
Machinery and equipment	223.6	219.7

	329.8	325.4

Less—Accumulated depreciation and amortization	141.1	127.7

	188.7	197.7

GOODWILL	245.5	235.2

INTANGIBLE ASSETS	45.9	51.0

NON-CURRENT MARKETABLE SECURITIES	3.6	8.4

DEFERRED INCOME TAXES	26.0	38.2

OTHER ASSETS	73.5	64.5

TOTAL ASSETS	$2,093.8	$1,918.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.6	$1.4
Accounts payable	159.6	143.4
Accrued liabilities	88.1	100.9
Deferred revenue	15.3	15.6
Income taxes currently payable	24.9	12.3

TOTAL CURRENT LIABILITIES	289.5	273.6

LONG-TERM DEBT, LESS CURRENT MATURITIES	8.7	8.6

NON-CURRENT DEFERRED REVENUE	6.9	6.5

OTHER LIABILITIES	140.6	148.7

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at January 2 and at June 27	82.5	82.5
Additional paid-in capital	552.1	520.5
Retained earnings	1,187.1	1,127.4
Accumulated other comprehensive income, net of taxes of $24.9 at January 2 and $13.2 at June 27	40.5	21.5

	1,862.2	1,751.9
Less—Treasury stock, at cost (13,030,022 shares at January 2 and 15,550,442 shares at June 27)	214.1	270.7

	1,648.1	1,481.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,093.8	$1,918.6